Exhibit 10.18
Summary Sheet for Director Compensation and Executive Cash
Compensation and Performance Criteria Under Executive
Officers Variable Pay Plan
March 3, 2009
Director Compensation
The Company pays its Chairman of the Board an annual retainer of $70,000, and we pay or reimburse him for the cost of his office space that has a rental value of approximately $13,000 per year. The Company pays each of its other non-employee directors an annual retainer of $30,000. The chair of the Audit Committee receives an additional annual fee of $20,000. The chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual fee of $15,000. Non-chair members of these committees receive an additional $5,000 annual fee for each committee on which they serve. All director fees are payable in advance in equal quarterly installments, and beginning in April 2009, will be paid via shares of our common stock based on the closing market price on the regularly scheduled quarterly payment date.
In line with the Company’s operating strategy, and as with all salaried employees, including senior management, the Company’s Directors accepted a 5% reduction in quarterly fees beginning the second quarter of 2009.
In addition to annual fees, each non-employee director is entitled to receive, at or following each Company annual meeting, , a grant of stock of the Company valued at $25,000.
In addition to the annual fees and stock grants, it the Company’s policy to reimburse directors for their out-of-pocket expenses incurred in connection with their service on the Board and its committees.
The Company’s President and Chief Executive Officer is not separately compensated outside of his employment agreement for service as a director.
Executive Cash Compensation
The following table sets forth the 2009 base salary of each of the Company’s executive officers:

2009 Base
Salary
Anupam Narayan	$360,000
President and Chief Executive Officer

George H. Schweitzer	$210,000
Senior Vice President, Hotel Operations

Thomas L. McKeirnan	$209,000
Senior Vice President, General Counsel, and Secretary

Anthony F. Dombrowik	$175,000
Senior Vice President, Chief Financial Officer
In line with the Company’s operating strategy, and as with all salaried employees, senior management, including the executive officers listed above, accepted a 5% reduction in pay in January 2009.

2009 Performance Criteria Under Executive Officers Variable Pay Plan
On March 3, 2009, the Compensation Committee of the Company’s Board of Directors established 2009 performance goals for the Company’s named executive officers under the Company’s Executive Officers Variable Pay Plan, effective January 1, 2005. Measured as a percentage of their 2009 base salaries, the target and maximum variable pay available to these officers for achievement of these goals in 2009 is as follows:

	Variable Pay as Percentage
	of 2009 Base Salary
	Target	Maximum
Anupam Narayan	60%	200%
George H. Schweitzer	30%	100%
Thomas L. McKeirnan	30%	100%
Anthony F. Dombrowik	30%	100%